FOR FURTHER INFORMATION: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com
Press Release

Photronics Reports Third Quarter Fiscal 2013 Results

  Successfully completed tender offer for PSMC shares, ($27.4 million)
  Quarterly sales of $109.7 million; within guidance of $107 - $111 million
  GAAP and non-GAAP diluted EPS of $0.10; within guidance of $0.08 - $0.11
  High end IC sales of $22.9 million
  Gross margin increases 150 bps sequentially
  Operating margin improves sequentially to 9.1%, incremental margin of 65%
  EBITDA of $29.2 million

BROOKFIELD, Conn. August 13, 2013 — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for the fiscal 2013 third quarter ended July 28, 2013.

Constantine ("Deno") Macricostas, Photronics' chairman and chief executive officer, commented: "Photronics’ third-quarter revenue growth reflects increased demand for mainstream semiconductor (IC) photomasks across our customer base and increased demand for both high-end and mainstream flat panel display (FPD) photomasks. High-end IC photomask sales were somewhat muted as we experienced delayed customer orders in our memory business due to extended manufacturing of current devices as well as continued foundry business softness as we qualify new nodes with our new tools. We increased operating margin to 9.1% on higher sales volume and reduced operating costs, and achieved net income of $5.9 million, or $0.10 per diluted share, within our guidance range. Our business model provides strong operating leverage on increased revenues and our new technology provides solid growth opportunities as high-end market demand ramps."

“During the third quarter we also successfully completed a tender offer for the outstanding shares of our subsidiary, PSMC, in Taiwan. Photronics now owns more than 98% of the outstanding shares of common stock of PSMC,” concluded Macricostas.

Sales for the third quarter of fiscal 2013 were $109.7 million, a decrease of 6% compared with $116.6 million for the third quarter of fiscal 2012. Sales of semiconductor photomasks were $84.2 million, or 77% of revenues, during the third quarter of fiscal 2013, and sales of flat panel display photomasks were $25.5 million, or 23% of revenues. GAAP net income attributable to Photronics, Inc. shareholders for the third quarter of fiscal 2013 was $5.9 million, or $0.10 per diluted share, compared with $11 million, or $0.16 per diluted share in the third quarter of fiscal 2012.

Sales for the first nine months of fiscal 2013 decreased 9% to $316.2 million from $346.2 million for the first nine months of fiscal 2012. Sales of semiconductor photomasks were $240.7 million, or 76% of revenues, for the first nine months of fiscal 2013, and sales of FPD photomasks were $75.5 million, or 24% of revenues. GAAP and non-GAAP net income attributable to Photronics, Inc. shareholders for the first nine months of fiscal 2013 was $13.1 million, or $0.21 per diluted share, compared with GAAP net income attributable to Photronics, Inc. shareholders of $24 million, or $0.37 per diluted share, for the first nine months of fiscal 2012 and non-GAAP net income attributable to Photronics, Inc. shareholders of $25.1 million, or $0.39 per diluted share. Non-GAAP net income for the first nine months of fiscal 2012 excluded $1.2 million of restructuring charges and a $0.1 million gain relating to warrants.

The section below entitled "Non-GAAP Financial Measures" provides a definition and information about the use of non-GAAP financial measures in this press release, and the attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

Non-GAAP Financial Measures

Non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are "non-GAAP financial measures," as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Photronics, Inc. believes that non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.'s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.'s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics, in particular non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are not intended to represent funds available for Photronics, Inc.'s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

  Consolidation and restructuring charges in fiscal 2012 are excluded because they are not a part of ongoing operations.
  Impact related to warrants in fiscal 2012 is excluded because it does not affect cash earnings.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, August 14, 2013. The live dial-in number is (408) 774-4601. The call can also be accessed by logging onto Photronics' web site at www.photronics.com. The call will be archived for instant replay access until the Company reports its fiscal 2013 fourth quarter results.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

12-2013

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